Exhibit 10.1

AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (the “Agreement”) is entered into effective as of this 8th day of May, 2017 (the “Effective Date”) by and between ICU Medical, Inc., a Delaware Corporation (the “Company”) and Vivek Jain (“Executive”) (collectively, the “parties”).
RECITALS
WHEREAS, the Company and Executive have entered into that certain Executive Employment Agreement, dated as of February 7, 2014, as amended by that certain Amendment to Executive Employment Agreement, dated as of February 12, 2014 (as amended, the “Prior Agreement”) which sets forth the terms and conditions of Executive’s employment by the Company; and
WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement, on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.	Position and Responsibilities

A.Position. As of the Effective Date, Executive shall continue to be employed by the Company to render services to the Company in the position of Chief Executive Officer of the Company. Executive shall report directly to the Board of Directors of the Company (the “Board”), shall be an executive officer of the Company, shall have all authorities, duties and responsibilities customarily exercised by an individual serving as the chief executive officer of an entity of the size and nature of the Company, and shall be assigned no duties or responsibilities that are materially inconsistent with, or that materially impair his duty to discharge, the foregoing duties and responsibilities.

B.Board Membership. Executive currently is a member and Chairman of the Board.

C.No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, continued employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any legally enforceable obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

D.Period of Employment. The term of Executive’s employment by the Company under this Agreement will be for a term (the “Period of Employment”) that begins on the Effective Date, and will continue until the third anniversary of the Effective Date (the “Initial Termination Date”), unless earlier terminated pursuant to Section III hereof. If not previously terminated, the Period of Employment shall automatically be extended for one (1) additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date (each such extension, a “Renewal Term”), unless either party elects not to so extend the Employment Period by notifying the other party, in writing, of such election (a “Non-Renewal”) at least sixty (60) days prior to the last day of the then-current Period of Employment.

E.Duties. During the Period of Employment, Executive shall devote all of Executive’s business time, energy, business judgment, knowledge and skill and Executive’s best efforts to the performance of Executive’s duties with the Company, provided that the foregoing shall not prevent Executive from (i) serving on the boards of directors of non-profit organizations with the prior written approval of the Board, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing Executive’s passive personal investments so long as such activities in the aggregate do not materially interfere or materially conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict.

II.	Compensation and Benefits

A.Base Salary. In consideration of the services to be rendered under this Agreement, during the Period of Employment, the Company shall pay Executive a salary at the rate of six hundred fifty thousand Dollars ($650,000) per year (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. Executive’s Base Salary shall be adjusted annually upward (but not downward) as determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”). Effective as of the date of each such adjustment, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.

B.[Intentionally Omitted.]

C.Incentive Bonus. For each calendar year during which this Agreement is in effect, Executive shall participate in an annual bonus plan of the Company pursuant to which Executive’s target bonus opportunity shall not be less than one hundred percent (100%) of Executive’s Base Salary (the “Target Bonus”). The actual bonus paid may be higher or lower than the Target Bonus for over-or under-achievement of Company and individual objectives, with such individual objectives to be mutually agreed upon by the Board or Compensation Committee, and Executive. The Target Bonus will be subject to annual adjustment by the Board or the Compensation Committee, in its sole discretion; provided, however, that Executive’s Target Bonus may not be decreased without Executive’s advance written consent. Executive must remain employed through the end of the fiscal year to which the Target Bonus relates in order to be eligible to receive a bonus for such year. Any bonus earned by Executive during the Period of Employment shall be paid to him as soon as reasonably practicable after the end of the year for which it is earned, but in no event later than March 15 of the year following the year for which it is earned.

D.Annual Equity Awards. Executive shall be considered for annual equity incentive awards under any applicable plans adopted by the Company during the Period of Employment for which executives are generally eligible. Any equity awards for Executive shall be subject to the review and approval of the Board or the Compensation Committee, in its sole and absolute discretion, and shall be made consistent with past Company practice with respect to CEO level awards. The ultimate level of Executive’s participation in any such plans shall be determined in the sole discretion of the Board or the Compensation Committee from time to time.

E.Benefits. During the Period of Employment, Executive shall be eligible to participate in the benefit plans made generally available by the Company to similarly-situated executives (including, but not limited to, 401(k) plans, nonqualified deferred compensation plans, and any medical, dental, vision, life insurance, disability, or fringe benefit plans). Further, during the Period of Employment, Executive shall be eligible to take the daily commuter van from north county San Diego to the Company offices that the Company makes available to all employees of the Company.

F.Vacation. During the Period of Employment, Executive shall be entitled to vacation in accordance with the Company’s vacation policy in place for executives of the Company, as the same that may be in effect from time to time.

G.Expenses. The Company shall reimburse Executive for reasonable travel, lodging, entertainment, meal and other business expenses incurred in the performance of Executive’s duties hereunder.

H.Legal Fees. The Company shall pay all legal fees and charges of counsel that Executive directly or indirectly incurs in connection with negotiating, documenting, implementing and the ability to accept the Agreement, up to a maximum of $10,000 which shall be paid no later than thirty (30) days after presentation of an acceptable invoice for such fees and/or charges. Executive agrees to submit appropriate documentation to the Company reflecting such fees and/or charges no later than December 31, 2017. The Company agrees to treat the reimbursement of such legal fees as a non-taxable working condition fringe benefit under Section 132(d) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

III.	At‑Will Employment; Termination of employment

A.At‑Will Employment. Executive’s employment with the Company shall be “at‑will” at all times, meaning that either Executive or the Company shall be entitled to terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Upon and after such termination, all obligations of Executive and the Company under this Agreement shall cease, except as otherwise provided herein.

B.Termination by the Company or by Death. During the Period of Employment, Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause (as defined in Section III.F and in compliance with the Notice of Termination conditions below), (ii) without Cause, (iii) in the event that Executive has a Disability (as defined in Section III.F) or (iv) if Executive’s employment with the Company is terminated due to the expiration of the Period of Employment (including a Renewal Term). Executive’s employment shall terminate automatically upon Executive’s death during the Period of Employment. The Company shall pay to Executive’s spouse, beneficiaries or estate, as required by the terms of Executive’s will as instructed by the executor of Executive’s estate, any compensation then due and owing. Thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

C.Termination by Executive. During the Period of Employment, Executive’s employment by the Company, and the Period of Employment, may be terminated by notice to the Company which, to the extent such termination is for Good Reason (as defined in Section III.F), shall comply with the Notice of Termination conditions below.

D.Benefits upon Termination. If Executive’s employment with the Company is terminated during the Period of Employment for any reason by the Company or by Executive (in any case, the date that Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to Executive, and Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

1.The Company shall pay Executive (or, in the event of his death, Executive’s spouse, beneficiaries or estate, as required by the terms of Executive’s will as instructed by the executor of Executive’s estate) any Accrued Obligations (as defined in Section III.F) within ten (10) days after the Severance Date (or such earlier date as may be required by applicable laws);

2.If, during the Period of Employment, Executive’s employment with the Company terminates as a result of an Involuntary Termination (as defined in Section III.F) (other than a CIC Termination), then, subject to Executive’s compliance with the obligations in Section III.D.4 hereof, Executive shall be entitled to the following benefits:

(a)The Company shall pay Executive a lump sum payment in cash equal to the sum of (x) one and a half (1.5) times the sum of (i) his Base Salary (as in effect immediately prior to the Involuntary Termination and disregarding any reduction in Base Salary that would give rise to Executive’s right to terminate for Good Reason) and (ii) the Target Bonus for the year of termination assuming all applicable performance goals and all applicable conditions to receiving such Target Bonus for the year are 100% satisfied (the “Cash Severance”) and (y) the prorated portion of Executive’s cash performance bonus for the year in which the Severance Date occurs, based on the actual achievement of applicable performance goals or objectives as determined in the same manner as such achievement is determined generally for the Company’s senior executives, without regard to the fact or timing of Executive’s termination of employment, and pro-rated based on the number of days during such year that Executive was employed (the “Bonus Severance”). Subject to Annex A, the Cash Severance payment will be made in a single lump sum on the sixtieth (60th) day following the Severance Date, and the Bonus Severance will be paid in a single lump-sum payment on the date on which annual bonuses are paid to the Company’s senior executives generally for such year, but in no event later than March 15th of the calendar year immediately following the calendar year in which the Severance Date occurs, with the actual date within such period determined by the Company in its sole discretion.
(b)Each equity award granted to Executive between January 1, 2014 to December 31, 2016 that is then-outstanding shall vest in full (which, in the case of any outstanding Company equity award that vests in whole or in part on the basis of achievement of performance goals, shall be determined as if performance were achieved at 100% of targeted performance) (and, if applicable, become exercisable) upon the effectiveness of the Release (as defined in Section III.D.4). In addition, all of Executive’s outstanding Company stock options shall remain exercisable, to the extent vested, for a period of three (3) years following the Severance Date, but in no event later than the maximum term/expiration date of the applicable option. Each other then-outstanding Company equity-based award held by Executive as of the Severance Date shall be treated in accordance with the applicable award agreement.

(c)Subject to the requirements of the Code, if Executive properly elects health care continuation coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), to the extent that Executive is eligible to do so, then the Company shall directly pay or, at its election, reimburse Executive for COBRA premiums for Executive and Executive’s covered dependents (in an amount determined based on the same benefit levels as would have applied if Executive’s employment had not been terminated based on the Executive’s elections in effect on the Date of Termination) until the earlier of the end of the month in which the 18-month anniversary of the Severance Date occurs or the date Executive becomes eligible for healthcare coverage under a subsequent employer’s health plan (the “COBRA Period”). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service

Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to Executive in substantially equal monthly installments over the COBRA Period (or the remaining portion thereof).

3.If, during the Period of Employment, Executive experiences a CIC Termination, then, subject to Executive’s compliance with the obligations in Section III.D.4 hereof, and instead of the severance payments and benefits set forth in Section III.D.2, the Company shall pay or provide to Executive, as applicable, all of the severance payments and benefits set forth in subsections (a), (b) and (c) of Section III.D.2, with the following modifications:

(a)subsection (a)(x) of Section III.D.2 shall be replaced with the following: “two (2) times the sum of (i) his Base Salary (as in effect immediately prior to the Involuntary Termination and disregarding any reduction in Base Salary that would give rise to Executive’s right to terminate for Good Reason) and (ii) the Target Bonus for the year of termination assuming all applicable performance goals and all applicable conditions to receiving such Target Bonus for the year are 100% satisfied (the “Cash Severance”);”; and

(b)the first sentence of subsection (b) of Section III.D.2 shall be replaced with the following: “[e]ach then-outstanding Time-Based Equity Award held by Executive as of the Severance Date, and each other equity award granted to Executive between January 1, 2014 to December 31, 2016, including any then-outstanding Company equity award that vests in whole or in part on the basis of the achievement of performance goals, shall vest in full (which, in the case of any outstanding Company equity award that vests in whole or in part on the basis of achievement of performance goals, shall be determined as if performance were achieved at 100% of targeted performance) (and, if applicable, become exercisable) upon the effectiveness of the Release (as defined in Section III.D.4).”.

4.Release. Any and all amounts payable and benefits or additional rights provided pursuant to Section III.D.2 or Section III.D.3 shall only be payable if Executive delivers to the Company and does not revoke the general release of claims in favor of the Company set forth in Exhibit A (the “Release”). Such Release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination.

E.Exclusive Remedy; No Mitigation.

1.Executive agrees that the payments and benefits contemplated by Section III.D (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of Executive’s employment) shall constitute the exclusive and sole remedy for any termination of his employment and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

2.Executive shall not be required to mitigate the amount of any payment or benefit contemplated by Section III.D, nor shall any such payment or benefit be reduced by any earnings or benefits that Executive may receive from any other source.

F.Certain Defined Terms.

1.As used herein, “Accrued Obligations” means:

(a)any Base Salary, bonus or other amounts that had been earned and accrued but had not yet been paid (including accrued and unpaid vacation time) on or before the Severance Date; and

(b)any reimbursement due to Executive pursuant to Section II.G for expenses incurred by Executive on or before the Severance Date.

2.As used herein, “Cause” shall mean:

(a)Executive’s gross neglect and willful and repeated failure to substantially perform his assigned duties, which failure is not cured within thirty (30) days after a written demand for substantial performance is received by Executive from the Board which identifies the manner in which the Board believes Executive has not substantially performed Executive’s duties;

(b)Executive’s engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company;

(c)Executive’s conviction of, or plea of no contest to, a felony or a crime involving fraud, embezzlement, or theft; or

(d)Executive’s improper and willful disclosure of the Company’s confidential or proprietary information where such disclosure causes (or should reasonably be expected to cause) significant harm to the Company.

3.As used herein, “Change in Control” shall mean:

(a)the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection, the following acquisitions shall not constitute a Change in Control: (i) any acquisition from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with all of clauses (i), (ii) and (iii) of subsection (c) of this section; or

(b)individuals who, as of the date hereof, constitute the members of the Board (the “Incumbent Directors”) ceasing for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors then in office shall be deemed to be an Incumbent Director (except that this proviso shall not apply to any individual whose initial election as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board); or

(c)the consummation of a reorganization, merger or consolidation involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business

Combination”), unless, immediately following such Business Combination, each of the following three conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries)(such resulting or acquiring corporation is referred to as the “Acquiring Corporation”) in substantially the same proportions, relative to one another, as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding voting securities of such corporation (except to the extent that such ownership existed prior to the Business Combination) and (iii) a majority of the members of the board of directors of the Acquiring Corporation were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)approval of the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any payments to Executive (or portion of any payments) under this Agreement that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such payments to Executive (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such payments if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
4.As used herein, “CIC Termination” shall mean an Involuntary Termination that occurs during the period beginning on and including sixty (60) days prior to the date of a Change in Control and ending on and including the two-year anniversary of the date of a Change in Control.

5.As used herein, “Disability” or “Disabled” shall mean Executive’s absence from the full-time performance of Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative.

6.As used herein, “Good Reason” shall mean the occurrence, without Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (e) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, prior to the Date of Termination specified in the Notice of Termination given by Executive in respect thereof, such event or circumstance has been fully corrected and Executive has been reasonably compensated for any losses or damages resulting therefrom; provided that such right of correction by the Company shall only apply to the first Notice of Termination for Good Reason given by Executive:

(a)any material diminution in Executive’s duties, authority or responsibilities (including reporting responsibilities) which, if the securities of the successor in the Change in Control are publicly traded on an established securities market (within the meaning set forth in Treasury Regulation 1.897-1(m)), shall include, without limitation the failure to appoint Executive as the Chief Executive Officer of the successor following the occurrence of the Change in Control and, as a result, failure for Executive to continue to have the duties, authority and responsibilities customarily exercised by an individual serving as the chief executive officer of an entity of the nature of the Company;

(b)a material reduction in Executive’s Base Salary;

(c)a requirement Executive report to a corporate officer or employee instead of reporting directly to the Board;

(d)a material change by the Company (or a successor, if appropriate) in the location at which Executive performs Executive’s principal duties for the Company to a new location that is either (i) more than 30 miles from the location at which Executive performs his principal duties for the Company immediately prior to such change, and which results in a material increase in Executive’s daily commuting distance (by way of example, an increase in Executive’s one way commute by more than 30 miles would be considered a material increase in Executive’s daily commuting distance); or (ii) a requirement by the Company that the travel on Company business (more than 30 miles from the location at which Executive performs his principal duties for the Company) to a materially greater extent than required immediately prior to such requirement; or

(e)any material breach by the Company of this Agreement, including any intentional or commercially unreasonable failure of the Company to pay or provide to Executive any material portion of Executive’s compensation or benefits due under this Agreement or any other material compensation or benefit plan or program within seven days of the date such compensation or benefits are due.

7.As used herein, “Involuntary Termination” shall mean (a) a termination of Executive’s employment with the Company for Good Reason, (b) a termination of Executive’s employment by the Company without Cause or (c) a termination of Executive’s employment with the Company by reason of a Non-Renewal of the Period of Employment by the Company and Executive is willing and able, at the time of such Non-Renewal, to continue performing services on the terms and conditions set forth herein during the Renewal Term. For purposes of clarity, the term Involuntary Termination also includes a termination of Executive’s employment due to Executive’s death or Disability.

8.As used herein, “Notice of Termination” shall mean written notice to the other party hereto for any termination of Executive’s employment by the Company for Cause or by Executive for Good Reason, given in accordance with Section X. Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice; (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Executive’s employment under the provision so indicated and (iii) specify the Date of Termination (as defined below). The date on which an employment termination becomes effective (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date shall be 30 days after the date of delivery of such Notice of Termination). In addition, the following terms and conditions apply to the Notice of Termination, as applicable:

(a)The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, to assert any such fact or circumstance in enforcing Executive’s or the Company’s right hereunder.

(b)Any Notice of Termination for Cause given by the Company must be given within sixty (60) days of the occurrence of the event(s) or circumstance(s) which constitute(s) Cause. Prior to any Notice of Termination for Cause being given (and prior to any termination for Cause being effective), Executive shall be entitled to a hearing before the Board at which Executive may, at Executive’s election, be represented by counsel and at which he shall have a reasonable opportunity to be heard. Such hearing shall be held with not less than fifteen (15) days’ prior written notice to Executive stating the Board’s intention to terminate Executive for Cause and stating in detail the particular event(s) or circumstance(s) which the Board believes constitutes Cause for termination.

(c)Any Notice of Termination for Good Reason given by Executive must be given within sixty (60) days of the initial occurrence of the event(s) or circumstance(s) which constitute Good Reason.

9.“Time-Based Equity Award” shall mean a Company equity-based award which vests based solely on Executive’s continued service with the Company or any subsidiary or the lapse of time.

IV.	CHANGE IN CONTROL

A.Limitation on Payments. In the event that any of the payments or benefits provided for in this Agreement or otherwise (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section IV.A, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s payments or benefits under this Agreement or otherwise will be either:

1.delivered in full, or

2.delivered as to such lesser extent which would result in no portion of such payments or benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis of the greatest amount of payments and benefits, notwithstanding that all or some portion of such payments or benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section IV.A will be made in writing by the Company’s independent public accountants at least ten (10) days prior to the date of the Change in Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section IV.A, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section IV.A. The Company will bear all fees and costs payable to the Accountants in connection with any calculations contemplated by this Section IV.A. Any reduction made pursuant to this Section IV.A shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”), (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits.

In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment. In no event shall Executive have any discretion with respect to the ordering of payment reductions.

V.	Termination Obligations

A.Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

B.Resignation and Cooperation. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company; provided, however, that (except with respect to any such action brought by a former employer of Executive that is related to such prior employment) Executive and the Company shall mutually agree in good faith on a reasonable rate of pay to compensate Executive for his time and efforts to assist the Company in any such defense.

VI.	Inventions and Proprietary Information; Prohibition on Third Party Information

A.Confidentiality Agreement. Executive acknowledges that he continues to be bound by the terms of the Company’s Confidentiality and Inventions Agreement by and between Executive and the Company, dated March 3, 2014, executed in connection with entering into the Prior Agreement (the “Confidentiality Agreement”).

B.Non‑Disclosure of Third Party Information. Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

VII.	Dispute Resolution

A.Executive and the Company (the “parties”) agree that any dispute arising out of or related to his employment shall be resolved by final and binding arbitration, except where subsection (6) below specifically allows a different remedy. Any arbitration proceeding shall be conducted in accordance with the

National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Executive and the Company further agree that the following dispute resolution procedures shall apply:

1.The parties shall use their best efforts to resolve any such dispute informally. If the matter is not resolved, the parties agree that the dispute shall be resolved by binding arbitration. If the parties are unable to jointly select a single arbitrator, they will obtain a list of five (5) arbitrators from the American Arbitration Association and select a single arbitrator by striking names from the list (each party may strike up to three (3) names and an arbitrator shall be selected from the remaining name(s), or the procedure shall be repeated until one name is selected by both parties).

2.The arbitrator shall have the authority to determine whether the conduct complained of violates the complainant’s legal rights and, if so, to grant any relief authorized by law, subject to the exclusions of subsection (6) below.

3.Where Executive initiates such arbitration, Executive shall be required to pay administrative fees to the arbitrator not to exceed the amount of the then-current filing for a similar civil action filed in the Superior Court of San Diego County, California. The Company will pay the remaining costs of any arbitration fees, deposits and administrative costs assessed by the arbitrator. Each party shall pay its own costs and attorney’s fees; however, the arbitrator shall have the power to award attorneys’ fees, expert witness fees, and costs to the prevailing party to the extent provided by applicable law.

4.Arbitration shall be the exclusive final remedy for any dispute between the parties, such as disputes involving claims for discrimination or harassment (such as claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the Age Discrimination in Employment Act), wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress or any other disputes.

5.The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies that would apply if the claims were brought in a court of law. The arbitrator shall have the authority to rule on a motion to dismiss and/or summary judgment by either party, and the arbitrator shall apply the standards governing such motions under the California Code of Civil Procedure.

6.The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement; however, either party may bring an action in a court of competent jurisdiction regarding or related to matters involving the Company’s confidential, proprietary or trade secret information, including, but not limited to, any rights under the Confidentiality Agreement or regarding or related to inventions that Executive may claim to have developed prior to joining the Company or after joining the Company, pursuant to California Labor Code Section 2870.

7.BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH EXECUTIVE AND THE COMPANY AGREE TO GIVE UP ALL RIGHTS TO TRIAL BY JURY. IN ADDITION, BOTH EXECUTIVE AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

VIII.	Amendments; Waivers; Remedies

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

IX.	Assignment; Binding Effect

A.Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

B.Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

X.	Notices

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.
Company’s Notice Address:
ICU Medical, Inc.
951 Calle Amanecer
San Clemente, CA 92673

with a copy to:
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
Attention: Charles Ruck; Thomas Christopher

Executive’s Notice Address: Executive’s most recent address on the Company’s records.

XI.	Severability

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this

Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

XII.	Taxes

All amounts paid or provided under this Agreement shall be subject to Annex A, as applicable, and paid less all applicable state and federal tax withholdings (if required) and any other withholdings required by any applicable jurisdiction or authorized by Executive.

XIII.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

XIV.	Interpretation
Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

XV.	OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Executive agrees that any and all of Executive’s obligations under this Agreement, including but not limited to the Confidentiality Agreement, shall survive the termination of employment and the termination of this Agreement.

XVI.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

XVII.	Authority

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

XVIII.	Entire Agreement

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Confidentiality Agreement). This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof (including any applicable term sheet or offer letter and the Prior Agreement). To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

ICU MEDICAL, INC.	VIVEK JAIN
/s/ Scott E. Lamb	/s/ Vivek Jain
Chief Financial Officer and Treasurer	Signature
Title

May 18, 2017	May 18, 2017
Date	Date

ANNEX A
SECTION 409A ADDENDUM
To the extent that any reimbursement of expenses or in-kind benefits provided to Executive under the Agreement or otherwise are subject to the provisions of Section 409A, any such payments, reimbursements and/or benefits (i) shall be paid or reimbursed promptly but no later than December 31st of the year following the year in which the expense was incurred, (ii) shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other taxable year and (iii) shall not be subject to liquidation or exchange for another benefit.
Further, the severance payments and benefits set forth in Section III.D. are intended to satisfy the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations under Section 409A of the Internal Revenue Code of 1986, as amended. To the extent the severance payments and/or benefits do not satisfy this rule, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to the Agreement that, when considered together with any other severance payments or benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has had a “separation from service” within the meaning of Section 409A. Similarly, no severance payments or benefits payable to Executive, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has had a “separation from service” within the meaning of Section 409A. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In addition, to the extent that the payment of any amount pursuant to Section III.D is considered deferred compensation under Section 409A, any such payment scheduled to occur during the first sixty (60) days following the termination of employment pursuant to Section III.D shall not be paid until the sixtieth (60th) day following Executive’s separation from service and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.
Notwithstanding anything to the contrary in the Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that would otherwise have been payable within the first six (6) months following Executive’s separation from service, will be paid on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service, but in no event later than seven months after the date of such separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.
The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

EXHIBIT A
General Release of Claims
You hereby enter into this General Release of Claims (the “Release”) on the terms described below with ICU Medical, Inc., a Delaware corporation (the “Company”). In consideration of the payments and benefits set forth in Section [III.D.2 / III.D.3] of the Amended and Restated Employment Agreement entered into by and between you and the Company, dated May 8, 2017 (the “Employment Agreement”) and for other good and valuable consideration, the sufficiency of which you hereby agree to and acknowledge, you hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether or not now known, against the Company or its predecessors, successors, or past or present subsidiaries, officers, directors, agents, attorneys, employees, stockholders, assigns and employee benefit plans, with respect to any matter including, without limitation, any matter related to your employment with the Company or the termination of that employment relationship. This waiver and release includes, without limitation, claims under the Employee Retirement Income Security Act (ERISA); claims for attorneys’ fees or costs; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; any claims of discrimination, harassment, or retaliation based on sex, age, race, national origin, disability or on any other basis, under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, or any other federal, state, or local law prohibiting discrimination and/or harassment; and claims under the California Labor Code, the California Business and Professions Code, and all other laws and regulations relating to employment.
You expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

You understand and agree that claims or facts in addition to or different from those which are now known or believed by you to exist may hereafter be discovered, but it is your intention to release all claims that you have or may have against the parties set forth above, whether known or unknown, suspected or unsuspected.
The waiver and release contained in this Release does not apply to (i) your rights under California Labor Code section 2802 and your indemnification rights under any indemnification agreement entered into by and between you and the Company and the Company’s internal governing documents, (ii) any claim which, as a matter of law, cannot be released by private agreement or (iii) with respect to your right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator. If any provision of the waiver and release contained in this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and a court shall enforce all remaining provisions to the full extent permitted by law.
You acknowledge and agree that, as of the date of this Release, you have been paid all compensation for all of your services with the Company and you are not entitled to any further money or benefits from the Company.

At all times in the future, you will remain bound by the Confidentiality and Inventions Agreement entered into by and between you and the Company, dated March 3, 2014 (the “Confidentiality Agreement”).
Nothing contained in this Release shall constitute or be treated as an admission by you or the Company of any liability, wrongdoing, or violation of law.
You agree that you will not disclose to others the fact or terms of this Release, except that you may disclose such information to your spouse or to your attorney or accountant in order for such individuals to render services to you.
You agree not to disparage the Company or to say or write anything that portrays the Company, its products or personnel in a negative light. The Company agrees to direct its officers and directors not to disparage you or to make any public comments that portray you in negative light.
This Release constitutes the entire agreement between you and the Company and any affiliate of the Company regarding the subject matter of this Release. This Release supersedes any other agreements, representations or understandings, whether oral or written and whether express or implied, which relate to the subject matter of this Release with the exception of the Confidentiality Agreement. You understand and agree that this Release may be modified only in a written document signed by you and a duly authorized officer of the Company.
This Release shall be construed and interpreted in accordance with the laws of the State of California.
The provisions of this Release are severable. If any provision of this Release is held invalid or unenforceable, such provision shall be deemed deleted from this Release and such invalidity or unenforceability shall not affect any other provision of this Release, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.
You agree that this Release may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and a facsimile signature or scanned image shall be deemed an original and valid signature.

To accept this Release, please sign and date this Release and return it to me. You have until 5:00 p.m. PT on [DATE] to review and consider this Release and to provide me with an executed copy thereof. Please indicate your agreement with the above terms by signing below.
Sincerely,

ICU MEDICAL, INC.

By:
(Signature)
Name:
Title:
You have up to twenty-one (21) days after receipt of this Release within which to review it and to discuss with an attorney of your own choosing, at your own expense, whether or not you wish to sign it. Furthermore, you have seven (7) days after you have signed this Release during which time you may revoke this Release. If you wish to revoke this Release, you may do so by delivering a letter of revocation to Scott Lamb, the Company’s Chief Financial Officer, no later than the close of business on the seventh day after you sign this Release. Because of the revocation period, you understand that this Release shall not become effective or enforceable until the eighth (8th) day after the date you sign this Release.
My agreement with the terms of this Release is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Release and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Release.
Signed _______________        Dated:     _______________
Vivek Jain